Exhibit 99.3

3790 98th Street NW Edmonton AB T6E 6B4 Canada TEL 780 463 8872 FAX 780 462 6784 TOLL FREE 800 314 2695 civeo.com

Civeo Employee Email

Subject: Exciting News for Our Company

From: Bradley Dodson

To: All Civeo Employees

Dear Colleagues,

Earlier today, Civeo announced it has entered into an agreement to acquire Noralta Lodge, a premier Canadian accommodations provider. The acquisition of Noralta Lodge will solidify our position as the partner of choice for workforce accommodations across the Canadian oil sands region and enhance our ability to pursue our global growth strategy.

Upon completing the acquisition, we will have additional flexibility and scale in the Canadian oil sands and will be able to meet the ongoing room needs of our customers as they pursue debottlenecking, maintenance and optimization projects on existing oil sands facilities. This enhanced scale will position us to succeed in any market environment and, in the longer term, will create additional opportunities for employees as we look to expand more aggressively into incremental services, including logistics and innovative home-to-home workforce solutions.

Finally, and importantly, the combined company will be financially stronger and will have greater occupancy visibility. We expect this enhanced position will further enable us to pursue disciplined growth opportunities, particularly in the infrastructure and technology necessary to enhance the quality and scope of our service offerings and further improve the guest experience.

What this means for you

We are bringing together two leading companies for workforce accommodations and will be looking to share best practices and knowledge from both organizations to build a better Civeo. For those members of our Canadian team, I want to reassure you that the transaction will have no immediate impact on our business and, in the near term, we will continue to operate our business as usual and your responsibilities and reporting assignments will remain the same. For our teams in Australia and the U.S., we anticipate no impact to your responsibilities as a result of this transaction.

Please remember, this announcement is just the first step in the process, and it is critical that employees stay focused on their responsibilities and performing their jobs safely. This transaction is still subject to several shareholder and regulatory approvals and is not expected to close until next year. Integration plans will take shape over the coming months and will be completed by the expected closing in the second quarter of 2018. In the meantime, please know that we are committed to open and transparent communication throughout this process and will provide updates as there is news to share.

Finally, I know many of you are friends with or know many individuals who work at Noralta Lodge and I hope you are just as excited as I am to begin working more closely together. However, until the transaction closes, we remain separate and independent companies, and I ask that you do not discuss any business-related items unless you are specifically tasked with assisting in our integration efforts. In addition, please follow our Media and Social Media Policies and refer all inquiries to the appropriate personnel.

Who is Noralta Lodge?

Before I close, I wanted to provide a brief overview of Noralta Lodge for those of you who do not know them. Noralta Lodge is a great business with a strong track record as a premier accommodations provider to some of the leading energy providers in Western Canada. In fact, it is the largest independent lodge provider in the region, with 11 lodges and more than 7,000 rooms. We’re excited to add its portfolio of premium private rooms as we better position Civeo to be a one-stop solution to our customers’ accommodation needs.

Noralta Lodge also has a reputation for operational excellence and a similar commitment to guest services and the safety, health and wellbeing of its workforce. This was important to us as we continue to pursue operational efficiencies with a disciplined approach to capital spending. I speak for our entire management team in saying that Noralta Lodge will be a great addition to our business and one that will position us well for future success.

Please Listen in to the All-Employee Town Hall

Later this morning, we have scheduled an all-employee town hall where I will share information about the transaction and tell you just how excited I am about the path ahead. For those unable to join, a recording of the town hall will be made available on the company intranet. We will also be posting later this morning an FAQ document on the intranet that answers many of the questions that you might have about today’s news. Should you be unable to find an answer to your question there, please email *@civeo.com and the team will respond to your question.

Town Hall Dial-in Details

For those outside the Edmonton Head Office, please join us online via GoToMeeting. Login and dial-in information is provided below.

NOTE: Please be sure to mute your phones to avoid creating background noise interference during the presentation.

Please join the meeting from your computer, tablet or smartphone to see the presentation.
https://*@*.com

You can also dial in using your phone.
***-***-****

Access Code: ***-***-***

Joining from a video-conferencing room or system?
Dial: **
Cisco devices: **

First **? Let's do a quick system check: **

In Summary

I am confident that this development will enable the future growth and success of our Company. The combined ability to meet the current and future demands of our clients will enable us to successfully navigate various market conditions and create a stronger Civeo with additional opportunities for you as we invest in our global business. I look forward to the journey ahead together.

Warmest regards,

Bradley Dodson

Chief Executive Officer

Additional Information and Where to Find It

This communication does not constitute an offer to buy, or solicitation of an offer to sell, any securities of Civeo. This communication relates to a proposed transaction between Civeo and Noralta that will become the subject of a proxy statement to be filed with the U.S. Securities and Exchange Commission (the “SEC”) that will provide full details of the proposed transaction and the attendant benefits and risk. This communication is not a substitute for the proxy statement or any other document that Civeo may file with the SEC or send to its shareholders in connection with the proposed transaction. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CIVEO, NORALTA AND THE PROPOSED TRANSACTION. Investors and shareholders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, copies of the proxy statement and other relevant documents (when they become available) may be obtained free of charge by accessing Civeo’s website at www.civeo.com by clicking on the “Investors” link, or upon written request to Civeo, 333 Clay Street, Suite 4980, Houston, Texas 77002, Attention: Investor Relations. Shareholders may also read and copy any reports, statements and other information filed by Civeo with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

Civeo and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders in respect of the transaction under the rules of the SEC. Information regarding Civeo’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 23, 2017, and in its definitive proxy statement filed with the SEC on April 10, 2017 in connection with its 2017 annual meeting of shareholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in Civeo’s proxy statement and other relevant materials to be filed with the SEC when they become available. Investors should read the proxy statement and other relevant documents carefully when they become available before making any voting or investment decisions.